UNITED0 STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Northsight Capital, Inc.
(Name of Registrant As Specified In Its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT

OF SHAREHOLDERS OF

NORTHSIGHT CAPITAL, INC.

June 9, 2014

TO THE SHAREHOLDERS OF NORTHSIGHT CAPITAL, INC.:

Notice is hereby given that shareholders holding more than a majority of the issued and outstanding shares of common stock (the “consenting shareholder”) of Northsight Capital, Inc., a Nevada corporation (“we,” “our” or the "Company"), took action by written consent on June 4, 2014 to amend the Company’s Certificate of Incorporation, as amended, as follows:

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Article VI - To increase from 100,000,000 to 200,000,000 the number of authorized shares of common stock, $.001 par value.

The Board of Directors has fixed the close of business on June 3, 2014 as the record date for determination of the consenting shareholder and the shareholders entitled to notice of the action taken by written consent by the consenting shareholder.

Board of Directors

Northsight Capital, Inc.

The Company’s Articles of Incorporation, as amended, are being amended as described below. A brief description of the reasons for the amendment is also set forth below. The Company will file the certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Nevada at such time as the Board of Directors has determined the appropriate effective time for the increase in authorized shares.

ARTICLE VI

INCREASE IN THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors and consenting shareholder have approved the amendment of our certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000. The Board of Directors declared advisable and recommended the increase in the number of authorized shares of our common stock from 100,000,000 to 200,000,000, because 100,000,000 authorized shares of common stock was deemed insufficient over the longer term to conduct and finance the Company’s business.

The Company currently has 100,000,000 authorized common shares, $.001 par value. As of May 28, 2014, the Company had approximately 17,300,000 shares issued and outstanding, and was committed to issue (1) 78.5 M shares upon closing the domain name acquisitions previously disclosed and (2) 800,000 shares pursuant to outstanding common stock purchase warrants.

Based on the approval of the consenting shareholder, subject to compliance with applicable laws, the Board of Directors will cause our certificate of incorporation to be amended to increase the number of our authorized shares of common stock, $.001 par value, from 100,000,000 to 200,000,000 shares. Based on our outstanding common stock at May 28, 2014 and commitments to issue common stock as of the same date, we will have approximately 103,400,000 shares of common stock available for future issuance.

The amount of the increase in authorized shares was determined by the Company’s Board of Directors, and approved by the consenting shareholder. Company stockholders will not realize any dilution in their voting rights as a result of the increase in authorized shares but will experience such dilution to the extent additional shares are issued. Issuance of significant numbers of additional shares of the Company’s common stock in the future (i) will dilute stockholders’ percentage ownership and, if such shares are issued at prices below what current stockholders’ paid for their shares, (ii) may dilute the value of current stockholders’ shares.

The shares of authorized, but unissued, common stock will be available from time to time for corporate purposes, including meeting the Company’s current obligations to issue common stock, including pursuant to outstanding warrants, raising additional capital, compensating consultants and advisors, acquisitions of companies or assets, for strategic transactions, and sales of common stock or securities convertible into common stock. The additional authorized shares could be used by the Company for business and financial purposes as determined by the Board from time to time to be necessary or desirable.

The Company believes the availability of the additional shares will provide the Company with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. In particular, the availability of additional shares of common stock would allow the Company to raise additional capital via one or more equity or convertible debt offerings. If the Company issues additional shares, the percentage ownership interests of holders of the Company’s common stock will be diluted.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on any future earnings per share, and on stockholders’ equity and percentage voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the common stock. Holders of common stock have no preemptive rights.

Shares of authorized and unissued common stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that any takeover of the Company could occur. Issuance of additional common stock could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of shares of common stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amendment to the Company’s Certificate of Incorporation or Bylaws would not receive the required stockholder approval. Accordingly, the power to issue additional shares of common stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

Thank you for your support.

Northsight Capital, Inc.

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